Exhibit 99.7 The following translated message was posted by VodafoneZiggo on its website on February 18, 2026. VodafoneZiggo performs strongly in Q4 and delivers all 2025 targets Positive commercial results continue at the start of 2026, Liberty Global acquires 100% stake in VodafoneZiggo • Robust execution of strategic plan and all financial goals achieved for 2025 • Growth in mobile postpaid customers, improved retention of broadband customers • Largest national provider of 2 and 2.2 Gbit/s speeds in the Netherlands • Strong start and further investments in customer experience and digital resilience in 2026 • Liberty Global announces the purchase of Vodafone Group's stake in VodafoneZiggo Utrecht, February 18, 2026 – Today VodafoneZiggo published its quarterly results. The telecom company shows it is on track with its strategic goals. The figures for the fourth quarter of 2025 demonstrate that the current strategy delivers strong commercial results. VodafoneZiggo also continues to invest in technical innovation and improved customer experience with the rollout of 2 Gbit/s speeds. VodafoneZiggo recorded its best quarter in mobile postpaid customers in two years, thanks in part to successful Black Friday campaigns and growth from its hollandsnieuwe brand. The number of mobile postpaid subscriptions grew by 17,700 in the fourth quarter of 2025. By optimizing its offerings and actively reaching out to customers for better and tailored contracts, VodafoneZiggo retained more broadband customers than in previous quarters. Almost half of all broadband customers now have a fixed contract. As a result, broadband base decline was limited to 11,900. Ritchy Drost, CFO of VodafoneZiggo: “This is the best commercial result in recent years. We have also achieved all our financial goals for 2025. Our performance in 2025 proves the strength of our strategy and our investments in our networks and for our customers. I am proud of that.” Financial results and network innovation VodafoneZiggo's revenue in the fourth quarter amounted to €1.020 billion. As expected, total revenue declined slightly by 2.3 percent due to a decrease in broadband customers. This was partly offset by higher revenue from Ziggo Sport.

Operating profit (EBITDA) reached €425 million, a 3.4% decrease compared to the fourth quarter of 2024. This decline is due to extra investments in the strategic plan, network improvements, and network resilience, which will be further expanded in 2026. With all these investments, VodafoneZiggo was the first telecom company to offer nationwide speeds of 2.0 and 2.2 Gbit/s in 2025. Outlook “In 2026 we continue to build reliable, fast and secure connections and even better customer experience for everyone in the Netherlands,” Drost continues. Geopolitical tensions, increased cyber threats, and the important role of digital networks in the economy and society make additional investments in cybersecurity necessary. Drost says: “As one of the national networks, we have a responsibility to safeguard digital security. That's why we invest in various measures, including improved monitoring, faster incident response, and greater focus on supplier risk and AI solutions. This impacts our EBITDA and capex in 2026. However, these investments are needed to ensure continuity, privacy and reliability for our customers. At the same time, we remain committed to our strategy, which puts customers' interests first. We expect to see further improvements in our commercial results in 2026.” Liberty Global transaction Today, Liberty Global announces it has signed an agreement to purchase Vodafone Group's 50% stake in VodafoneZiggo. Liberty Global will transfer its assets in the Benelux (VodafoneZiggo and Telenet) to a new holding company, Ziggo Group. Vodafone Group will receive a 10% share in Ziggo Group. Liberty Global intends to list the new company on the Amsterdam stock exchange through a so-called spin-off, giving existing shareholders ownership of Ziggo Group shares. Stephen van Rooyen, CEO of VodafoneZiggo, on the transaction: “Our strategy is centered on delivering greater value for customers — through stronger brands, continued investment in our networks and more competitive propositions. The progress we are making is reflected in today's quarterly results and in our improving commercial performance. The transaction announced today provides additional stability and long-term commitment to VodafoneZiggo. It strengthens our foundation and enables us to accelerate execution — investing further in our customers, our brands and our network leadership. I am confident about the next phase of our company. With a clear strategic direction, strong operational momentum and a committed shareholder, we are well positioned to deliver sustainable value for customers, colleagues and partners.”